EXHIBIT 99.1

Alpha Virtual Acquires Veridicom, Proposes Name Change to Veridicom
International
Monday December 1, 8:33 am ET

LOS ANGELES--(BUSINESS WIRE)--Dec. 1, 2003--Alpha Virtual, Inc. (OTCBB:AVRT -
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News) today announced it has completed the acquisition of Veridicom, Inc., a
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pioneer in silicon fingerprint recognition sensors and identity infrastructure.
Concurrent with this acquisition, Alpha Virtual also announced a proposed name change to Veridicom International, Inc., subject to shareholder approval.

"Veridicom has been a pioneer in the fingerprint authentication market since it was originally incubated at Bell Laboratories. Its pedigree and brand recognition warrants a rebranding of our company," stated Bill Cheung, director of Alpha Virtual. "As a result of this transaction, we have gained a significant foothold in the biometrics industry, and now own key patents, patent applications, algorithms and hardware into which such reputable organization as Intel, ATT Ventures, H&Q, and Deutsche Bank have invested over $30 million to develop. We intend to use these valuable technologies as the backbone of a family of secure authentication products and services. We also intend to enhance the Veridicom product line and re-establish Veridicom as the leading provider of strong authentication solutions."

The Company recently announced it had signed a binding letter of intent to acquire Cavio Corp., a maker of enterprise middleware that acts as a conduit for the secure storage transfer and delivery of sensitive data. "We are working aggressively toward completing the acquisition of Cavio, as its product suite complements and significantly enhances the Veridicom portfolio. Upon completion, Paul Mann, Cavio's current president and CEO, will be nominated as our new CEO, thereby allowing us to move forward with our goal of offering a fully integrated suite of identity management solutions," added Mr. Cheung.

About Alpha Virtual

Through its acquisitions of EssTec, Inc. (www.esstec.com) and Veridicom, Inc.
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(www.veridicom.com), and its pending acquisition of Cavio Corp., Alpha Virtual
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will provide biometric authentication and identity management solutions built on proprietary and patented hardware products, software solutions and algorithms. The Company anticipates a change in the corporate name to Veridicom International, Inc.

Statements about the Company's future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. The Company's actual results could differ materially from expected results as a result of a number of factors, including general business conditions in the industry, changes in demand for products, the


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timing and amount or cancellation of orders, the uncertainties in research and development programs, the evaluation of potential opportunities, the level of corporate expenditures, capital market conditions, and others set forth in the Company's periodic reports as filed with the Securities and Exchange Commission and published on the Edgar System.

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Contact:

     Manhattan Capital Partners
     David Liu, 213-327-0029
     dliu@manhattancap.com
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     or
     Alpha Virtual, Inc.
     Robert Bleckman, 713-521-2147
     rbleckman@sbcglobal.net
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